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EXHIBIT 5.1

December 20, 2002

The New York Times Company
229 West 43rd Street
New York, NY 10036

Ladies and Gentlemen:

        I am an attorney-at-law licensed to practice in the State of New York and am familiar with the laws and statutes of the State of New York. I am Vice President and Deputy General Counsel of The New York Times Company, a New York corporation (the "Company"), and have advised the Company in connection with the Registration Statement (the "Registration Statement") on Form S-8, which will be filed pursuant to the Securities Act of 1933, as amended, by the Company with the Securities and Exchange Commission on the date hereof, for the registration of $20,000,000 of Deferred Compensation Obligations which represent unsecured obligations of the Company to pay compensation deferred by eligible employees under the terms of The New York Times Company Deferred Executive Compensation Plan (the "Plan").

        In such capacity, I have examined, among other things:

  (i)
  the Plan;

  (ii)
  the Certificate of Incorporation of the Company;

  (iii)
  the By-laws of the Company; and

  (iv)
  the Registration Statement.

        In addition, I have also examined and relied upon copies of resolutions of the stockholders and the Board of Directors of the Company and committees thereof, and such other documents and records as I have deemed necessary and relevant for the purposes hereof.

        The opinions expressed below are limited to the laws of the State of New York and United States federal law.

        Based upon and subject to the foregoing, I am of the opinion that:

  (i)
  The Plan is intended to be a "plan which is unfunded and is maintained by an employer primarily for a select group of management or highly compensated employees" within the meaning of sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and, as such, is exempt from most of the substantive provisions of ERISA. The Plan is not intended to satisfy the requirements for tax qualification pursuant to section 401(a) of the Internal Revenue Code of 1986, as amended, and therefore has not been, nor will be, submitted to the Internal Revenue Service for a determination letter as to such qualification.

  (ii)
  The Deferred Compensation Obligations, when issued in accordance with the provisions of the Plan, will be valid and binding obligations of the Company, enforceable in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, receivership, arrangement, fraudulent conveyance, moratorium or other laws of general applicability related to or affecting enforcement of creditors' rights or by general equity principles, regardless of whether such enforceability is considered in a proceeding in equity or at law.

        I hereby consent to the use of my name under the caption "Interest of Named Experts and Counsel" in the Registration Statement and to the filing of a copy of this opinion as an exhibit thereto and to its use in connection therewith.

Very truly yours, /s/ KENNETH A. RICHIERI

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  EXHIBIT 5.1